UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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FORM 4
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                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

   Pangaea Fund Limited
   c/o MeesPierson Fund Limited (Bahamas) Limited
   Windermere House
   404 East Bay Street
   Nassau, Bahamas

2. Issuer Name and Ticker or Trading Symbol
   Globalink, Inc. (GNK)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   9/97

5. If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Former 10% Owner

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person


--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+
1. Title of Security|2.    |3.    |4.Securities Acquired (A)    |5.Amount of        |6.Dir |7.Nature of Indirect  |
                    | Transaction |  or Disposed of (D)         |  Securities       |ect   |  Beneficial Ownership|
                    |      |      |                             |  Beneficially     |(D)or |                      |
                    |      |    | |    Amount     | A/|         |  Owned at         |Indir |                      |
                    | Date |Code|V|   (Note 1)    | D |   Price |  End of Month     |ect(I)|                      |
--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+
Common Stock        |9/3/97|  S |  |   165,500    | D |    1.50  |                  |      |                      |
--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+
Common Stock        |9/3/97|  S |  |     5,000    | D |  1.5625 |                  |      |                      |
--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+
Common Stock        |9/3/97|  S |  |    39,300    | D |  1.625  |                  |      |                      |
--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+
Common Stock        |9/3/97|  S |  |     3,300    | D |  1.6875 |                  |      |                      |
--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+
Common Stock        |9/4/97|  S |  | 2,000,000    | D |  1.125  |                  |      |                      |
--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+
Common Stock        |9/4/97|  S |  |     6,800    | D |  1.50   |                  |      |                      |
--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+
Common Stock        |9/4/97|  S |  |     8,000    | D |  1.5625 |                  |      |                      |
--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+
Common Stock        |9/4/97|  S |  |    25,200    | D |  1.625  |   None           |      |                      |
--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+

--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+
Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned    |
                 (e.g., puts, calls, warrants, options, convertible securities)
--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+
1.Title of    |2.Con-  |3.    |4.    |5.Number of De |6.Date Exer|7.Title and Amount |8.Price|9.Number   |10.|11.Nature of |
  Derivative  |version |Trans-|Trans-| rivative Secu |cisable and|  of Underlying    |of Deri|of Deriva  |Dir|Indirect     |
  Security    |or Exer |action|action| rities Acqui  |Expiration |  Securities       |vative |tive       |ect|Beneficial   |
              |cise    |Date  |Code  | red(A) or Dis |Date(Month/|                   |Secu   |Securities |(D)|Ownership    |
              |Price of|      |      | posed of(D)   |Day/Year)  |                   |rity   |Benefi     |or |             |
              |Deriva- |      |      |               |Date |Expir|                   |       |ficially   |Ind|             |
              |tive    |      |      |           | A/|Exer-|ation|  Title    | Number|       |Owned at   |ire|             |
              |Secu-   |      |    | |           | D |cisa-|Date |  of Shares| of    |       |End of     |ct |             |
              |rity    |      |Code|V|  Amount   |   |ble  |     |  Shares   | Shares|       |Month      |(I)|             |
--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+
 Warrants     |  5.25  |      |    | |           |   |10/3/|10/3/| Common    | 33,613|       |  33,613   | D |             |
              |        |      |    | |           |   |  96 |  00 |   Stock   |       |       |           |   |             |
--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+
 Warrants     |  4.30  |      |    | |           |   |3/27/|3/27/| Common    | 85,586|       |  85,586   | D |             |
              |        |      |    | |           |   |  97 |  01 |   Stock   |       |       |           |   |             |
--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
(Signature page attached)
DATE


Form 4
Designated Filer:  Pangaea Fund Limited
Statement for:  September 1997
Issuer Name and Trading Symbol:  Globalink, Inc. (GNK)

Information Concerning Other Reporting Persons

1.    Pangaea Asset Management, Inc. ("PAMI")  (Note 2)
     250 Kitchawan Road
     South Salem, New York  10590

2.    Lucas Tanner ("Mr. Tanner")  (Note 2)
     300 Park Avenue
     17th Floor
     New York, New York  10022

     Notes

(1)	As reported on the Reporting Persons' Form 3, dated September 15, 1997,
 Pangaea Fund Limited, a British Virgin Islands corporation (the "Fund"), acquired 2,304,805 shares of the Issuer's Common Stock, $.01 par value (the "Common Stock"), on September 3, 1997 in a single transaction in exchange for 2,302 shares of the Issuer's Series A-3 Convertible Preferred Stock held by the Fund. At the time of this acquisition of shares of Common
 Stock, the Fund was not the beneficial owner of more than 10% of the outstanding shares of Common Stock. The acquisition of shares of Common
 Stock in this single transaction resulted in the Fund beneficially owning in excess of 10% of the outstanding shares of Common Stock. By reason of the sales of Common Stock reported on this Form 4, the Fund's beneficial ownership (as defined in Rule 16a-1(a)(1)) of the outstanding Common Stock of the Issuer is less than 10% and the Fund is no longer subject to reporting under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to ownership of securities of the Issuer.


(2)     (a)

--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+
Derivative Securities Beneficially Owned by Mr. Tanner:
--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+
1.Title of    |2.Con-  |3.    |4.    |5.Number of De |6.Date Exer|7.Title and Amount |8.Price|9.Number   |10.|11.Nature of |
  Derivative  |version |Trans-|Trans-| rivative Secu |cisable and|  of Underlying    |of Deri|of Deriva  |Dir|Indirect     |
  Security    |or Exer |action|action| rities Acqui  |Expiration |  Securities       |vative |tive       |ect|Beneficial   |
              |cise    |Date  |Code  | red(A) or Dis |Date(Month/|                   |Secu   |Securities |(D)|Ownership    |
              |Price of|      |      | posed of(D)   |Day/Year)  |                   |rity   |Benefi     |or |             |
              |Deriva- |      |      |               |Date |Expir|                   |       |ficially   |Ind|             |
              |tive    |      |      |           | A/|Exer-|ation|  Title    | Number|       |Owned at   |ire|             |
              |Secu-   |      |    | |           | D |cisa-|Date |  of Shares| of    |       |End of     |ct |             |
              |rity    |      |Code|V|  Amount   |   |ble  |     |  Shares   | Shares|       |Month      |(I)|             |
--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+
 Warrants     |  5.25  |      |    | |           |   |10/3/|10/3/| Common    | 20,000|       |  20,000   | I |    (*)      |
              |        |      |    | |           |   |  96 |  00 |   Stock   |       |       |           |   |             |
--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+
 Warrants     |  3.44  |     |     | |           |   |3/27/|3/27/| Common    | 25,020|       |  25,020   | I |    (*)      |
              |        |     |     | |           |   |  97 |  01 |   Stock   |       |       |           |   |             |
--------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------+


Form 4
Designated Filer:  Pangaea Fund Limited
Statement for:  September 1997
Issuer Name and Trading Symbol:  Globalink, Inc. (GNK)


(*)     These Warrants are directly beneficially owned by Tanner Unman
Securities, Incorporated, a New York corporation, of which Mr. Tanner is President and sole stockholder.

     (b) Prior to the Fund's sales of shares reported on this Form 4, PAMI and Mr. Tanner may have been deemed indirectly to own beneficially the Issuer's equity securities beneficially owned by the Fund by reason of PAMI's status as the investment advisor to the Fund and Mr. Tanner's status as the sole stockholder, director and executive officer of PAMI.
  Except as described in Note 2(a) above with respect to Mr. Tanner, neither PAMI nor Mr. Tanner beneficially own any equity securities of the Issuer. PAMI and Mr. Tanner disclaim beneficial ownership of securities held by the Fund for purposes of Section 16 of the Exchange
Act. By reason of the Fund's sales of shares reported on this Form 4, PAMI and Mr. Tanner no longer may be deemed to own beneficially (as defined in Rule 16a-1(a)(1)) 10% of the Issuer's outstanding Common Stock and are no longer subject to reporting under Section 16 of the Exchange Act with respect to ownership of the securities of the Issuer.

Form 4
Designated Filer:  Pangaea Fund Limited
Statement for:  September 1997
Issuer Name and Trading Symbol:  Globalink, Inc. (GNK)

Signature Page


Date:  October 9, 1997

PANGAEA FUND LIMITED



By: /s/ Cedric L. Carroll
       Cedric L. Carroll
         Vice-President



By: /s/ Rhonda McDeigan-Eldridge
      Rhonda McDeigan-Eldridge
             President


PANGAEA ASSET MANAGEMENT, INC.



By: /s/ Lucas Tanner
      Lucas Tanner
       President



 /s/ Lucas Tanner
   Lucas Tanner